Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
February 25, 2009
001166.1404
CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas 77002
Ladies and Gentlemen:
          In connection with the issuance by CenterPoint Energy, Inc., a Texas corporation (the “Company”), of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) having an aggregate gross sales price of up to $150,000,000 (the “Shares”) pursuant to (a) the Company’s Registration Statement on Form S-3 (Registration No. 333-153916) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated October 9, 2008, as supplemented by the prospectus supplement relating to the sale of the Shares dated February 25, 2009 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”). The Shares are being offered, issued and sold pursuant to an Equity Distribution Agreement dated February 25, 2009 (the “Equity Distribution Agreement”) between the Company and Citigroup Global Markets Inc. (the “Manager”).
          In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws, in each case as amended to date; (ii) the Equity Distribution Agreement; (iii) the Registration Statement and the Prospectus; and (iv) corporate records of the Company as furnished to us by you, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered through the Manager as sales agent against payment of the purchase price therefor in

CenterPoint Energy, Inc.	2	February 25, 2009
accordance with the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable.
          The opinions set forth above are limited in all respects to matters of the laws of the State of Texas and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ BAKER BOTTS L.L.P.